Exhibit 21.1

                   Subsidiaries of the Company


       Atlantic Coast Airlines (a California corporation)

     Atlantic Coast Jet, Llc. (a Delaware limited liability
                          corporation)

     Atlantic Coast Airlines, Inc. (a Delaware corporation)

      Atlantic Coast Academy, Inc. (a Delaware corporation)